Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement of ImmunoCellular Therapeutics, Ltd. on Form SB-2 to be filed with the Commission on or about February 9, 2007 of our Report of Independent Registered Accounting Firm dated March 23, 2006 covering the consolidated financial statements of ImmunoCellular Therapeutics, Ltd. as of December 31, 2005 and 2004 and for the year ended December 31, 2005 and period from inception of operations (February 25, 2004) to December 31, 2004.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.

Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California

February 9, 2007